RPM INTERNATIONAL INC.

RPM INTERNATIONAL INC. 2014 OMNIBUS EQUITY AND INCENTIVE PLAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AND ESCROW AGREEMENT (the “Agreement”), is entered into as of __________ (the “Effective Date”), by and between RPM International Inc., a Delaware corporation (the “Company”), and __________ (the “Grantee”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the RPM International Inc. 2014 Omnibus Equity and Incentive Plan (the “Plan”); and

WHEREAS, the Grantee has been selected to participate in the Company’s Supplemental Executive Retirement Plan, which provides certain key employees of the Company with supplemental retirement and death benefits in the form of shares of restricted stock.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.
Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.
2.
Grant of Restricted Stock. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement and subject to the restrictions in Section 3, __________ shares of Common Stock, par value $.01 per share, of RPM International Inc. (“Restricted Stock”). The Restricted Stock is granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.
3.
Restrictions on Stock. Except as otherwise provided in Sections 4 and 14, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the Restricted Stock or pledge it as collateral for a loan. In addition, the Restricted Stock will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.
4.
Lapse of Restrictions on Stock. The restrictions described in Section 3 shall lapse and be of no further force or effect upon the earliest to occur of the following:

(a) the later of: (i) Grantee’s attainment of age 55 or (ii) the fifth anniversary of the May 31 immediately preceding the date on which the Restricted Stock Award was granted;

(b) the Grantee’s termination of employment under terms constituting a retirement on or after the attainment of age 65;

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(c) the Company’s termination of the Plan without the adoption of a similar Plan;

(d) the Grantee’s termination of employment due to his or her death; or

(e) the Grantee’s termination of employment due to his or her Total Disability.

For purposes of this Agreement, “Total Disability” means a determination of disability under any long-term disability plan sponsored by the Company, Subsidiary or Allied Enterprise in which the Grantee participates.

For purposes of this Agreement, an “Allied Enterprise” means a business enterprise, other than the Company or a Subsidiary, in which the Company or a Subsidiary has an equity interest.

5.
Forfeiture. Except as otherwise provided in Section 6 and Article XIV of the Plan, the Grantee will forfeit any interests in the Restricted Stock if his or her employment with the Company, all Subsidiaries and Allied Enterprises terminates before the restrictions on the Restricted Stock lapse in accordance with Section 4.
6.
Change in Control. If a Change in Control as defined in the Plan occurs, the Restricted Stock shall become subject to the terms and conditions of Article XIV of the Plan.
7.
Continued Employment. So long as the Grantee continues to be an employee of the Company, a Subsidiary or Allied Enterprise, he or she shall not be considered to have experienced a break in continuous employment because of: (i) any temporary leave of absence approved in writing by the Company, a Subsidiary or Allied Enterprise; or (ii) any change of duties or position (including transfer to or from a Subsidiary or Allied Enterprise).
8.
Issuance of Stock. As soon as practicable after lapse of the restrictions as set forth in Section 4 hereof, the Company will deliver to the Grantee (or his or her Beneficiary or Beneficiaries) the shares of stock to which the Grantee is entitled.
9.
Sale of Shares of Stock to Satisfy Tax Obligations. Prior to issuing shares of stock pursuant to Section 9, the Compensation Committee will cause the Company to retain a portion of the stock sufficient to satisfy the Grantee’s Minimum Withholding Tax Liability (as described in Article XIII of the Plan) resulting from the vesting of the Restricted Stock. The Grantee will provide such irrevocable Stock Powers or additional information and documentation as the Company deems necessary to satisfy the Grantee’s Minimum Withholding Tax Liability. The Compensation Committee will cause the Company to deliver the funds to the appropriate taxing authorities in satisfaction of such tax liabilities. The Compensation Committee may, in its sole and exclusive discretion, require that any distributions to the Grantee’s Beneficiary or Beneficiaries be subject to this tax requirement.
10.
Escrow Agreement. During the term of this Agreement, the Restricted Stock will remain in the possession of the Company to be held by it in escrow. Alternatively, the Company may enter into an agreement with a third party whereby such third party will hold the Restricted Stock in escrow, subject to the terms of the Plan and this Agreement. To facilitate the escrow of the Restricted Stock and any reconveyance of the Restricted Stock to the Company or a third party

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upon forfeiture, the Grantee will execute in blank such irrevocable Stock Powers with respect to the Restricted Stock as the Company may require.
11.
Stockholder Rights While Restricted Stock is Held in Escrow. During the period the Restricted Stock is held in escrow and this Agreement has not terminated, and subject to the Grantee’s execution of irrevocable Stock Powers in accordance with Section 10, the Grantee will be entitled to vote the Restricted Stock and to receive dividends declared and paid by the Company on such Restricted Stock. The Grantee may elect to receive the dividends in cash at the time the dividends are distributed to shareholders or to have the dividends reinvested in shares of common stock of the Company.
12.
Section 83(b) Elections. The Grantee will not make an election under Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income in the year the Restricted Stock is granted. The Grantee understands that by not making such an election, he or she will recognize taxable ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the stock at that time.
13.
Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company at the address listed in Section 16(i), the Grantee may designate an individual or individuals as his or her Beneficiary or Beneficiaries under the Plan. In the event that the Grantee fails to properly designate a Beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Compensation Committee may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Company.
14.
Non-Transferability and Certificate Legends. The Restricted Stock has not been registered for resale under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Restricted Stock has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Restricted Stock will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.
15.
Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company, its Subsidiaries and Allied Enterprises prior to lapse of restrictions on the Restricted Stock described in Section 3 lapse in accordance with Section 4 or 7; (ii) the date the restrictions described in Section 3 lapse in accordance with Section 4 or 7; or (iii) such date as may be designated by the Company’s Board of Directors or Compensation Committee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

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16.
Miscellaneous Provisions.
(a)
Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Restricted Stock. In the event of a corporate event described in Section 4.06 of the Plan, the shares of Restricted Stock shall be adjusted as set forth in Section 4.06 of the Plan.
(b)
Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(c)
Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.
(d)
Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.
(e)
No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Allied Enterprises, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Allied Enterprise may have to terminate the Grantee’s employment or service with or without cause.
(f)
Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
(g)
Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.
(h)
Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the date of grant. No such waiver will be deemed to be a waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision which could have been included in, or excluded from, this Agreement on the date of grant, but only with the Grantee’s written consent. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Company, revocation may only be accomplished with the Grantee’s written consent.
(i)
Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Company at:

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RPM International Inc.

P.O. Box 777

2628 Pearl Road

Medina, OH 44258

Attn: Vice President, Corporate

Benefits and Risk Management

(j)
Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
(k)
Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the award of Restricted Stock hereunder is intended to meet any applicable requirements for exclusion from coverage under Section 409A of the Internal Revenue Code (the “Code”) and this Agreement shall be construed and administered accordingly. Without limiting the foregoing, unless and until different requirements for exclusion from coverage under Section 409A of the Code become available or effective, in no event shall the Grantee be permitted to defer compensation relating to the award of Restricted Stock (except for the inherent deferral of recognition of income until attainment of vesting under the Agreement) under the Plan or otherwise. Furthermore, in the event that the requirements for exclusion from coverage under Section 409A are liberalized, or different features are made available contingent upon compliance with certain requirements, the Compensation Committee may, in its sole and absolute discretion, amend this Agreement in a manner consistent with those liberalized requirements or to permit the Company, the Grantee or both to take advantage of those different features. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or any of the Grantee’s beneficiaries) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee or the Beneficiary.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the day and year first above written.

GRANTEE __________________________	RPM INTERNATIONAL INC. __________________________ Janeen B. Kastner

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